SECURED PROMISSORY NOTE

$______________________ New York	New York, June 23, 2006

DRUGMAX, INC., a Nevada corporation (“Borrower”), for value received, hereby unconditionally promises to pay to the order of _______________________., a Delaware limited partnership (“Lender”), the principal sum of __________________________, together with interest thereon, on the terms set forth below.

1. Payments. Borrower shall pay the principal sum hereof in quarterly installments of _________ each on the first day of each September, December, March and June, commencing September 1, 2006. The final installment of principal, together with all accrued and unpaid interest thereon, shall be due and payable on June 23, 2011 (the “Maturity Date”), subject to earlier prepayment as set forth below.

2. Interest. Interest shall accrue on the unpaid principal balance at a per annum rate equal to:

2.5% during the period from the date of this Note through June 23, 2007 (the “First Year”);

5.0% during the period from June 23, 2007 through June 23, 2008 (the “Second Year”);

10.0% during the period from June 23, 2008 through June 23, 2009;

15.0% during the period from June 23, 2009 through June 23, 2010; and

17.5% during the period from June 23, 2010 through the Maturity Date.

Interest shall be calculated on the basis of actual days elapsed and a 365-day year, and shall be due and payable on the first day of each September, December, March, and June, commencing September 1, 2006, and on the Maturity Date.

3. Payments Generally. All payments received hereunder shall be applied first to the payment of interest then accrued and unpaid, and the balance, if any, shall be applied on account of principal. Except as otherwise specifically provided in Section 4 of this Note, all payments made pursuant to this Note shall be made in lawful money of the United States of America and in immediately available funds to Lender at its office at 780 Third Avenue, 37th Floor, New York, New York 10017, or at such other address as the holder hereof shall have designated by written notice to Borrower. Whenever any payment to be made under this Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest accrued. “Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

4. Interest Payments in Stock. Notwithstanding anything to the contrary set forth above, in lieu of making any interest payments in cash during the First Year and/or Second Year, Borrower may, upon written notice given to Lender at least thirty (30) days prior to the date the relevant interest payment is due, issue and deliver to Lender on such interest payment date a number of registered and freely tradable shares of common stock, par value $0.001 per share, of Borrower (“Common Stock”) equal to the quotient of (a) the dollar amount of such interest payment then due, divided by (b) the Adjusted Share Price. “Adjusted Share Price” means, with respect to the date in the First Year or Second Year on which such interest payment is due, an amount equal to ninety percent (90%) of the lesser of (x) the average of the daily market prices for the Common Stock for the 30 consecutive trading days immediately before such date and (y) the daily market price for the Common Stock for the date immediately preceding such date. The “daily market price” for each such trading day means (i) the closing bid price on such day on the principal stock exchange (including Nasdaq) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing bid price on such day as officially quoted on any such exchange (including Nasdaq), (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc. Notwithstanding the foregoing, in no event may Lender make any interest payment hereunder in shares of Common Stock after the occurrence of an Event of Default (as defined below) or if the daily market price for the Common Stock can not be determined as described above.

5. Prepayments. The principal balance and all accrued interest under this Note may be prepaid by Borrower, in whole or in part, without premium or penalty. In addition, upon the exercise by Lender of any Common Stock Purchase Warrant, dated the date hereof, issued by Borrower to Lender (each, a “Warrant”), Borrower shall, simultaneously with its receipt of any cash exercise price from Lender with respect to a Warrant, prepay the principal and interest amounts then remaining due hereunder in an amount equal to the lesser of (a) fifty percent (50%) of the cash proceeds paid by Lender to Borrower in connection with such exercise and (b) the aggregate principal and interest amounts then remaining due hereunder.

6. Security Agreement. This Note is one of the Notes referred to in, and is entitled to the benefits of, the Note and Warrant Purchase Agreement dated as of the date hereof among Deerfield Special Situations Fund, L.P., Deerfield Special Situations Fund International, Limited and Borrower (the “Purchase Agreement”). Payment (including accelerated payment as provided for below), of all amounts, whether of principal, interest or otherwise, payable under this Note is secured by the assets of Borrower in accordance with and pursuant to the provisions of the Security Agreement, dated as of the date hereof, entered into by Borrower in favor of Lender, as agent (the “Security Agreement”).

7. Events of Default. The entire outstanding principal balance and all interest accrued thereon shall immediately become due and payable, without demand or notice, upon the occurrence of any of the following events (each, an “Event of Default”):

(a) Borrower shall fail to pay any installment of principal owing hereunder or under any other Note issued under the Purchase Agreement when the same becomes due and payable; or Borrower shall fail to pay any installment of interest owing hereunder or under any Note issued under the Purchase Agreement when the same becomes due and payable and such failure shall continue for at least two Business Days; or

(b) Any representation or warranty made by Lender in the Purchase Agreement shall prove to have been incorrect in any material respect when made; or

(c) Borrower shall fail to perform or observe any covenant or agreement contained in (i) Section 5.12 of the Purchase Agreement; or (ii) the Purchase Agreement (other than Section 5.12 thereof), the Security Agreement, any Warrant or the Investor Rights Agreement dated as of the date hereof among Borrower, Deerfield Special Situations Fund, L.P. and Deerfield Special Situations Fund International, Limited for a period of ten (10) calendar days after written notice of such failure has been given to Borrower; or

(d) any event of default shall have occurred under the Security Agreement; or

(e) Borrower shall (i) be adjudicated insolvent or bankrupt, or cease, be unable, or admit in writing its inability to pay its debts as they mature, (ii) make a general assignment for the benefit of, or enter into any composition or arrangement with, creditors, (iii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee or liquidator of it or a substantial part of its assets, or authorize such application or consent, or a proceeding seeking such appointment shall be commenced against it without such application, consent or authorization and shall continue undismissed for a period of thirty (30) days, (iv) authorize or file a voluntary petition in bankruptcy or apply for, or consent (by admission of material allegations of a petition or otherwise) to, the application to it or a substantial part of its assets of a bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorize such application or consent, or proceedings for such application shall be instituted against it without such authorization, filing, or consent and shall be approved as properly instituted, continue undismissed for thirty (30) days or result in an adjudication of bankruptcy or insolvency, (v) suffer any judgment, writ of attachment or execution, sequestration or any similar process to be issued or levied against a substantial part of its assets which shall not be released, stayed or vacated within thirty (30) days after its issue or levy or (vi) take any action looking toward, or in furtherance of, any of the actions in (i) through (v) above; or

(f) final judgment for the payment of money which, together with all other undischarged judgments against Borrower, shall exceed an aggregate of $500,000 at any time, shall be rendered against Borrower and such judgments shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise).

8. Interest Rate Upon Event of Default. Upon the occurrence of any Event of Default, this Note shall bear interest, until paid in full, at an annual rate equal to the lesser of (a) the highest rate allowed by applicable law and (b) the interest rate then otherwise in effect hereunder plus 4% per annum.

9. Legal Proceedings. Should the indebtedness represented by this Note or any part hereof be collected in a legal proceeding, or this Note be placed in the hands of attorneys for collection after default, Borrower agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collecting and attempting to collect this Note, including attorneys’ fees and expenses.

10. Waiver of Notices etc. Presentment, protest, notice of nonpayment and protest and all other similar notices are hereby waived by Borrower.

11. Governing Law. This Note shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of New York without giving effect to its conflicts of law principles.

12. Amendment and Waiver; No Assignment by Borrower. No amendment, modification, or waiver of any provision of this Note nor consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender. No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder by Lender must be in writing and shall be valid only in the specific instance in which given. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by Borrower without the prior written consent of Lender.

13. Severability. If any provision of this Note, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule, or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified to the extent necessary to comply with such law, ruling, rule, or regulation, and the remainder of this Note, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

14. Binding Effect; Headings. The provisions of this Note shall be binding upon Borrower and its successors and permitted assigns, and shall inure to the benefit of Lender and its successors and assigns. The headings herein are for convenience only and shall not limit or define the meanings of the provisions of this Note.

15. Legend. THIS NOTE AND THE RIGHTS EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF JUNE 23, 2006, AMONG FAMILYMEDS, INC., DRUGMAX, INC., VALLEY DRUG COMPANY AND VALLEY DRUG COMPANY SOUTH AS THE COMPANIES, DEERFIELD SPECIAL SITUATIONS FUND, L.P. AND DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL, LIMITED AS THE SUBORDINATED CREDITORS AND WELLS FARGO RETAIL FINANCE, LLC, AS ABL AGENT. ANY TRANSFEREE BY ACCEPTANCE OF SUCH TRANSFER AGREES TO BE BOUND BY THE TERMS THEREOF

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.

DRUGMAX, INC.

By:	/s/
Name:
Title